UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2005

eFunds Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31951	39-1506286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Gainey Center II, Suite 300, 8501 North Scottsdale Road, Scottsdale, Arizona		85253
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480.629.7700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

ACQUISITIONS
On March 31, 2005, eFunds International India Private Limited ("eFunds India"), a subsidiary of eFunds Corporation, a Delaware corporation ("eFunds") (NYSE: EFD), entered into a Business Transfer Agreement (the "Agreement") with India Switch Company Private Limited, a company incorporated under the laws of India ("ISC"). Pursuant to the Agreement, at the closing, (i) eFunds India will purchase ISC's ATM management, transaction processing and debit card production business (the "Business") as a going concern on a slump sale basis. The Business is conducted in India.

Based on current exchange rates between the U.S. dollar and Indian rupee, the initial cash purchase price to be paid for the Business is $17.5 million subject to working capital adjustments and holdback arrangements. An additional payment may be made approximately one year following the closing if the Business achieves certain revenue objectives during that period. The maximum amount payable in respect of this earn-out is $2.5 million. eFunds India will also assume outstanding debt of the Business of approximately $3.1 million. eFunds India intends to fund the purchase through its available cash resources.

The closing of the transactions contemplated by the Agreement is subject to customary conditions and is expected to occur in the second quarter of 2005.

eFunds and its affiliates have no material relationship with ISC and its affiliates, other than pursuant to the Agreement.

AGREEMENTS WITH PRINCIPAL AND OTHER OFFICERS
The Company has entered into Transition Assistance Agreements with George W. Gresham, Senior Vice President and Chief Financial Officer, and Kay J. Nichols, Senior Vice President of Solutions Strategy and Marketing, that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.

The Company has also executed Change in Control Agreements with each of Mr. Gresham and Ms. Nichols. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.

Under the Change in Control Agreements, each of these officers agrees to remain in the Company's employ, and the Company agrees to continue to employ each officer, until the third anniversary following any "business combination" involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, the Company terminates an officer’s employment other than for "cause" or "disability" or the officer terminates his or her employment for "good reason" (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that the Company would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of the Company and all other restricted shares and restricted stock units held by the officer under the Company's stock incentive plan vest and are converted into shares of common stock on the date of any such event.

The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on "excess parachute payments," the Company will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Effective January 1, 2005 the Company adopted a new Deferred Compensation Plan which permits eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under the Plan are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. Mr. Gresham and Ms. Nichols are eligible to participate in this plan.

THOMAS S. LISTON CONSULTING AGREEMENT
Effective as of April 1, 2005, the Company entered into a Consulting Agreement with Mr. Liston pursuant to which he will act as Executive Consultant to the Chairman of the Board and CEO. In this capacity Mr. Liston will consult with executives of the Company on strategic issues pertaining to organizational structures and other administrative matters, external communications and investor relations. The Company will pay Mr. Liston $2,500 per day for services performed by him under this Agreement, with the expectation being that Mr. Liston will provide services approximately one day per week, plus attendance at meetings of the Board of Directors or other events if requested by the CEO. The initial term of the Agreement expires on December 31, 2005, subject to extension for successive one month renewal terms by agreement of the parties.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

George W. Gresham, age 38, has been appointed as the Company's Senior Vice President and Chief Financial Officer, effective April 1, 2005, following the retirement of Thomas S. Liston, the Company's previous Senior Vice President and Chief Financial Officer. Mr. Gresham joined the Company in April 2002 as Corporate Controller and became Vice President, Finance in January 2004. Since joining the Company, Mr. Gresham has overseen its financial accounting and reporting, financial planning and analysis and corporate taxation groups and has served as a member of its Executive Leadership Team. Prior to joining the Company, Mr. Gresham spent ten years with Deloitte & Touche LLP as a senior manager of Assurance Services.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFunds Corporation

April 4, 2005	By:	/s/ George W. Gresham

Name: George W. Gresham
Title: Chief Financial Officer